Exhibit 10.7

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TECHNOLOGY DEVELOPMENT AGREEMENT

by and between

OPGEN, INC.,

and

HITACHI HIGH-TECHNOLOGIES CORPORATION

September 25, 2013

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i

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TABLE OF CONTENTS

(continued)

ii

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TABLE OF CONTENTS

(continued)

iii

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TECHNOLOGY DEVELOPMENT AGREEMENT

This TECHNOLOGY DEVELOPMENT AGREEMENT (this “Agreement”) is entered into as of September 25, 2013 (the “Effective Date”) by and between OpGen, Inc., a Delaware corporation having its principal place of business at 708 Quince Orchard Road, Gaithersburg, Maryland 20878 (“OpGen”), and Hitachi High-Technologies Corporation, a Japan corporation having its principal place of business at 24-14, Nishi-shimbashi 1-chome, Minato-ku, Tokyo 105-8717, Japan (“HHT”).  OpGen and HHT are sometimes referred to herein individually as a “Party” and collectively as the “Parties” to this Agreement.

WHEREAS, OpGen is a provider of whole genome mapping services;

WHEREAS, HHT is a global supplier of solutions-oriented information technology services; and

WHEREAS, OpGen and HHT desire to enter into a definitive agreement providing for the collaborative use of the Parties’ respective technologies in order to produce new product and service offerings in the field of human chromosome mapping.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1                                   Certain Definitions.  As used in this Agreement, the following initially capitalized terms shall have the meanings set forth in this Article 1.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

(a)                                 “Affiliate” means, with respect to either OpGen or HHT, a person, corporation, partnership, subsidiary or other entity that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the term “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of an entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

(b)                                 “Business Day” means any day other than Saturday, Sunday or a holiday in either the United States or Japan.

(c)                                  “Commercially Reasonable Efforts” means the efforts and resources that the Party required to make such efforts generally uses (as applicable in the context of this Agreement) to continually advance and commercialize a product or service, whether owned by it

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or to which it has rights under license, through successive stages of research, development, registration, manufacture, marketing, and commercialization.

(d)                                 “Confidential Information” means, with respect to a Party, all Information of such Party that is disclosed to the other Party under this Agreement.  Notwithstanding the foregoing, all Information generated or resulting from the arrangement or activities under this Agreement, whether generated by one or both of OpGen and HHT, shall be deemed the Confidential Information of the Parties.  The term “Confidential Information” shall not include information that: (i) was known to the Receiving Party prior to the disclosure by the Disclosing Party as evidenced by then-current documentation; (ii) is or becomes publicly known through no fault or omission attributable to the Receiving Party; (iii) is rightfully given to the Receiving Party from sources independent of the Disclosing Party; or (iv) is independently developed by the Receiving Party without the use of the Disclosing Party’s Confidential Information.

(e)                                  “Control” means, with respect to any material, Information, or intellectual property right, that a Party owns or has a license to such material, Information, or intellectual property right and has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any third party existing at the time such Party would be first required hereunder to grant to the other Party such access, license, or sublicense.

(f)                                   “Developed Technology” means all Information and intellectual property of any kind, whether or not copyrightable or patentable, that were or are conceived and reduced to practice or developed by any Party during the course of, and as a result of, the Parties’ conduct of the Product development activities under this Agreement, together with any Patents that claim the foregoing.

(g)                                  “Development Plan” has the meaning given to it in Section 2.3.

(h)                                 “Field” means human chromosome mapping for research use only.

(i)                                     “HHT Intellectual Property” means (i) the HHT Technology and (ii) the HHT Patents.

(j)                                    “HHT Patents” means all Patents that are Controlled by HHT as of the Effective Date and all Patents Controlled by HHT thereafter during the Term that are reasonably necessary or useful for the research, development, manufacture, importation, offer for sale or sale of Products in the Field.

(k)                                 “HHT Technology” means: (i) all Information and intellectual property of any kind, whether or not copyrightable or patentable, that is Controlled by HHT as of the Effective Date, or all Information Controlled by HHT thereafter during the Term, related to informatics, computational technology and cloud-based storage solutions; (ii) any improvements or modifications to any of the foregoing that are conceived and reduced to practice by or developed by HHT during the Term of this Agreement, except for any improvements or modifications that constitute Jointly-Owned Developed Technology, together with any Patents

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that claim the foregoing; and (iii) any other such items that are identified by HHT during the Term of this Agreement that are useful in the development, manufacturing and marketing of Products.

(l)                                     “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, customer information, business or financial information, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

(m)                             “Intellectual Property” means the HHT Intellectual Property and the OpGen Intellectual Property.

(n)                                 “Inventions” means any and all Developed Technology of any kind which constitutes a patentable invention.

(o)                                 “OpGen Intellectual Property” means (i) the OpGen Technology and (ii) the OpGen Patents.

(p)                                 “OpGen Patents” means all Patents that are Controlled by OpGen as of the Effective Date and all Patents Controlled by OpGen thereafter during the Term that are reasonably necessary or useful for the research, development, manufacture, importation, offer for sale or sale of Products in the Field.

(q)                                 “OpGen Technology” means (i) all Information and intellectual property of any kind, whether or not copyrightable or patentable, that is Controlled by OpGen as of the Effective Date, or all Information Controlled thereafter during the Term by OpGen that are reasonably necessary or useful for the research, development, manufacture, importation, offer for sale or sale of products or services in the Field; (ii) any improvements or modifications to any of the foregoing that are conceived and reduced to practice by or developed by OpGen during the Term of this Agreement, except for any improvements or modifications that constitute Jointly Developed Technology, together with any Patents that claim the foregoing; and (iii) any other such items that are identified by OpGen during the Term of this Agreement that are useful in the development, manufacturing and marketing of Products.

(r)                                    “Patents” means United States and foreign patents and patent applications and their respective substitutions, extensions (including patent term extensions), reissues, renewals, divisions, provisionals, continuations, continuations-in-part (and requests for continued examination of any of the foregoing), registrations, confirmations, re-examinations, extensions, and supplementary protection certificates of any of the foregoing, in each case, now existing and hereafter filed.

(s)                                   “Products” means products and service offerings developed pursuant to this Agreement and the Development Plan that combine all or some of the OpGen Intellectual

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Property with the HHT Intellectual Property or are otherwise developed, as a joint product or service offering, of OpGen and HHT under this Agreement.

(t)                                    “Project Milestones” means the milestones for the development of the Products as set forth on Exhibit A attached hereto.

(u)                                 “Software Deliverable” means any software developed by OpGen under this Agreement for use in Products in the Field.

Section 1.2                                   Interpretations.  The terms “includes,” “including,” “include” and derivative forms of them shall be deemed followed by the phrase “without limitation” (regardless of whether it is actually written there (and drawing no implication from the actual inclusion of such phrase in some instances after such terms but not others)).  The words “hereof,” herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any other particular provision of this Agreement.  References to specific Articles and Sections are to Articles and Sections of this Agreement, unless otherwise specifically stated otherwise.  The terms defined in the singular herein shall have a comparable meaning when used in the plural, and vice versa.

ARTICLE 2
COLLABORATION

Section 2.1                                   Collaboration Overview.  The Parties agree to collaborate (such collective activities, the “Collaboration”) to jointly research, develop, manufacture, market and commercialize Products in the Field as set forth in this Agreement.  Each Party shall work exclusively with the other Party in the development and commercialization of Products in the Field during the Term of this Agreement.

Section 2.2                                   Steering Committee.

(a)                                 Formation.  Within twenty (20) days after the Effective Date, the Parties will establish a steering committee (the “Steering Committee”) that will monitor and oversee the Collaboration and the Parties’ activities under this Agreement and facilitate communications between the Parties with respect to the development of the Products.  The Steering Committee shall oversee and manage the flow of Information, promoting collaboration within and between the Parties, and any other committees that the Parties may establish under this Agreement.

(b)                                 Composition.  The Steering Committee will be composed of at least three (3) individuals from each of OpGen and HHT.  The Steering Committee may change its size from time to time by mutual consent of its members, provided, that the Steering Committee shall at all times consist of an equal number of representatives of each of OpGen and HHT.  Each Party may replace its Steering Committee members at any time upon delivery of written notice to the other Party.  The Steering Committee may invite non-members to participate in the discussions and meetings of the Steering Committee, provided, that such participants shall have no voting authority with respect to the Steering Committee and, provided, further, that such participants undertake in writing to be bound by obligations of confidentiality and non-use

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regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to this Agreement.

(c)                                  Specific Responsibilities.  In addition to its overall responsibility for monitoring and providing a forum to discuss and coordinate the Parties’ activities under this Agreement, the Steering Committee shall in particular:

(i)                                     oversee the activities of the Parties under this Agreement;

(ii)                                  make all necessary strategic decisions relating to the development of the Products;

(iii)                               review and approve the Development Plan and any material amendments thereto;

(iv)                              approve an annual Development Plan budget;

(v)                                 oversee and attempt to resolve issues presented to it by, and disputes within, the research and development personnel of the Parties;

(vi)                              establish such additional joint subcommittees as it deems necessary to achieve the objectives and intent of the Agreement; and

(vii)                           perform such other functions as appropriate to further the purposes of the Agreement as allocated to it in writing by the Parties.

(d)                                 Meetings.  The Steering Committee shall meet at least once per calendar quarter during the Term unless the Parties mutually agree in writing to a different frequency for such meetings.  The Steering Committee may meet in person or by videoconference or, if the Parties mutually agree in writing, the Steering Committee may meet by teleconference.  Either OpGen or HHT may also call a special meeting of the Steering Committee (that may be held by videoconference or teleconference) by giving reasonable prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting.  Notwithstanding the foregoing, at least two (2) meetings per calendar year shall be in person unless the Parties mutually agree in writing to waive such requirement in exchange for a videoconference or teleconference.  In-person Steering Committee meetings will be held at locations alternately selected by OpGen and HHT.  The Party selecting a location shall be responsible for all expenses associated with utilizing that location.  Each Party will bear the expense of its respective Steering Committee members’ travel, lodging and participation in Steering Committee meetings.  Meetings of the Steering Committee shall be effective only if at least one (1) representative of each Party is present or participating in such meeting.  The chairperson of the Steering Committee, in cooperation with the senior member on the Steering Committee of OpGen and HHT, as applicable, shall be responsible for preparing an agenda and reasonably detailed written minutes of all Steering Committee meetings that reflect, without limitation, material decisions made at such meetings.  The Steering Committee chairperson or senior member, as applicable, shall send draft meeting minutes to each member of the Steering Committee for review and approval within five (5) Business Days after each Steering Committee

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meeting.  Such minutes will be deemed approved unless one or more members of the Steering Committee objects to the accuracy of such minutes within ten (10) Business Days after receipt.

(e)                                  Decision-Making.  The Steering Committee shall act by consensus.  Each member of the Steering Committee will have one (1) vote on all matters to come before the Steering Committee.  If the Steering Committee cannot reach consensus within ten (10) Business Days with respect to any matter that comes before it, then it shall submit the positions of the Parties to OpGen’s and HHT’s respective senior executive or their designees. Such senior executives or designees shall use good faith efforts to resolve promptly such matter within twenty (20) Business Days after the Steering Committee’s submission of such matter to them.  If such senior executives or designees fail to resolve such matter within such twenty (20) Business Day period, the matter shall be resolved pursuant to the dispute resolution procedures set forth in Section 10.1 hereof.

Section 2.3                                   Development Committee.

(a)                                 Formation.  Within thirty (30) days after the Effective Date, the Parties shall establish a development committee (the “Development Committee”) that will monitor, manage and oversee the day-to-day activities of the Collaboration and the Parties under this Agreement, including coordinating the development activities of each Party and making recommendations to the Steering Committee.

(b)                                 Composition.  The Development Committee will be composed of at least three (3) individuals from each of OpGen and HHT.  The Development Committee may change its size from time to time by mutual consent of its members, provided, that the Development Committee shall at all times consist of an equal number of members from each of OpGen and HHT.  Each Party may replace any of its Development Committee members at any time upon delivery of written notice to the other Party.

(c)                                  Specific Responsibilities.  In addition to its responsibility for the day-to-day management of the activities of the Parties, including coordinating the development activities of each of the Parties, the Development Committee shall in particular:

(i)                                     Prepare a development plan for the development of the Products (the “Development Plan”);

(ii)                                  Oversee and manage the implementation of the Development Plan;

(iii)                               Propose to the Steering Committee any amendments to the Development Plan;

(iv)                              Refer strategic issues to the Steering Committee for decision;

(v)                                 Prepare annual Development Plan budgets and their submission to the Steering Committee for approval;

(vi)                              Facilitate the exchange of Information between Parties;

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(vii)                           Coordinate the regulatory strategy and intellectual property strategy with respect to any Products; and

(viii)                        Review and report on the efforts of the Parties in performing their respective duties and development activities to the Steering Committee.

(d)                                 Development Plan.  The Development Plan will be prepared by the Development Committee with approval and revision by the Steering Committee as necessary.  The Development Plan will be prepared by the Development Committee and submitted for approval to the Steering Committee within sixty (60) days after the Effective Date.  Upon approval by the Steering Committee, the Development Plan will be incorporated into this Agreement and appended hereto as Exhibit B.  The Development Plan will include:

(i)                                     Identification of development activities to be conducted by, and the corresponding responsibilities of, each Party pursuant to this Agreement and the anticipated timelines for such activities;

(ii)                                  The standards applicable to any development activities;

(iii)                               Specific goals and requirements for each Project Milestone, including approval of third party support for Phase II;

(iv)                              Identification of any testing and acceptance criteria for each of the Project Milestones; and

(v)                                 Any specifications and performance standards applicable to the Products.

ARTICLE 3
PRODUCT DEVELOPMENT

Section 3.1                                   Overview.  Each Party agrees to use its respective Commercially Reasonable Efforts to research and develop the Products pursuant to this Agreement and to perform such Party’s respective obligations identified in the Development Plan.  In addition, each Party agrees to use its respective Commercially Reasonable Efforts to perform its obligations set forth in the Development Plan in order to achieve the Project Milestones in accordance with the timelines set forth in the Development Plan.

Section 3.2                                   Project Milestones.  The Party responsible for completing a Project Milestone as set forth in the Development Plan shall notify the other Party in writing of achieving a Project Milestone.  Upon achieving a Project Milestone, the Products shall be subjected to the testing and acceptance procedures set forth in the Development Plan.  Thereafter, the Parties shall work together to promptly test the progress of the Products to confirm whether the Products meet the acceptance criteria set forth in the Development Plan.  No Party shall be liable or responsible for failing to achieve a Project Milestone as a result of a failure of the other Party to perform its responsibilities relating to such Project Milestone.

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Section 3.3                                   Performance Standards.  Each Party shall perform, or cause to be performed, its respective activities hereunder in good scientific manner, and in compliance, in all material respects, with all applicable laws.  The Parties hereby agree and covenant that the goal of the Collaboration is to:  (i) maximize the marginal profits from sales of the Products to be shared by the Parties in the commercialization agreement as set forth in Section 5.3 below; and (ii) perform each Party’s activities hereunder to accomplish such goal.  To comply with this covenant, each Party agrees that it shall use Commercially Reasonable Efforts to achieve the objectives of the Development Plan in accordance with the timelines and budgets set forth therein, in each case, efficiently and expeditiously by allocating sufficient and appropriate time, effort, equipment and skilled personnel in an effort to complete such activities successfully and promptly.  It is not intended that the Parties will share costs and expenses incurred by the other Party for re-doing work or other additional expenses arising from errors or omissions of a Party in carrying out its responsibilities hereunder that arise from any unilateral deviation from the Development Plan by such Party.

Section 3.4                                   Development Records and Reports.  Each Party shall maintain complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by it under the Development Plan and all Information resulting from such work.  Such records, including any electronic files where such Information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the Development Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  Each Party shall have the right to review and copy such records maintained by the other Party at reasonable times and upon reasonable notice, and to obtain access to originals to the extent needed for patent or regulatory purposes or for other legal proceedings.  Each Party shall provide the Development Committee with regular reports detailing its respective research and development activities under the Development Plan and the results of such activities.

Section 3.5                                   Escrow for Software Deliverables.  OpGen must deliver a complete copy of the object code, together with the source code, and programming documentation related to any Software Deliverable developed under this Agreement to Iron Mountain (the “Escrow Agent”) to be held in escrow for the benefit of HHT, as beneficiary, in the event of certain termination events as set forth in the Escrow Agreement between OpGen and the Escrow Agent (the “Escrow Agreement”), or in Article 8 of this Agreement.  HHT will have the right to review, negotiate, and approve the draft of the Escrow Agreement with OpGen prior to its execution.  The Escrow Agreement will, among other things, provide HHT with all rights necessary to use the Software Deliverable as contemplated under this Agreement, including, if necessary, the right to modify the Software Deliverable.  OpGen shall be responsible for the annual escrow costs to be paid to the Escrow Agent and shall update the source code, object code and documentation stored in the escrow within a reasonable time after the Software Deliverable has been modified or updated.

Section 3.6                                   Commercialization and Right of First Offer.

(a)                                 Prior to the marketing and distribution of the Products, the Parties shall agree in writing to the methods and process applicable to the marketing and distribution of the Products (the “Marketing Plan”).  Any customer arrangements of any Party in such

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commercialization stage shall be subject to a separate agreement between the Parties and shall reflect the financial terms set forth on Exhibit C attached hereto, and contain such other terms and conditions, as are agreed upon by the Parties prior to the initial commercialization activities and thereafter from time to time during the Term of this Agreement.

(b)                                 Right of First Offer.  OpGen hereby grants HHT a right of first offer to partner and/or collaborate with OpGen in the development of products and services and/or the commercialization of Products developed under this Agreement in [* * *] (each of (i) and (ii) an “Additional Field” and collectively, the “Additional Fields”).  The first offer process, including the rights and obligations of OpGen and of HHT under this right of first offer are:

(i)                                     If OpGen desires to develop and/or commercialize any Developed Technology in any Additional Field, it shall develop a summary development and/or commercialization plan for such activities.

(ii)                                  OpGen shall offer to HHT the first right to collaborate or partner with OpGen for such use of the Developed Technology in such Additional Field before offering such plan to any third party.

(iii)                               OpGen shall present HHT with the plan developed under clause (i) of this subsection, and any other materials developed by OpGen to describe the potential product offering (the “Additional Field Offer”).

(iv)                              HHT shall have thirty (30) Business Days to review the Additional Field Offer (the “Offer Period”).  HHT must provide OpGen with a binding term sheet (the “Term Sheet”) prior to or on the last Business Day of the Offer Period if HHT elects to partner or collaborate with OpGen on the Additional Field Offer.  If HHT does not provide such Term Sheet to OpGen by the expiration of the Offer Period, OpGen shall be free to offer the Additional Field Offer plan to any third party or to develop such plan independently.

(v)                                 If HHT provides the Term Sheet contemplated by clause (iv) to OpGen within the Offer Period, the parties shall, within ninety (90) days after the date of delivery of the Term Sheet, negotiate a definitive agreement with respect to such Additional Field Offer.  Unless the definitive agreement is executed by the Parties within such ninety-day period, the obligations of OpGen under this right of first offer shall cease, and be of no further force and effect; provided, however, that if the failure to finalize such definitive agreement is based solely on OpGen’s failure to negotiate the definitive agreement in good faith; such negotiation period shall be extended to one hundred eighty (180) days.  Any dispute between the Parties as to whether OpGen fails to negotiate in good faith shall be submitted to the dispute resolution process set forth in Section 10.1 of this Agreement.  The time limits in this Section 3.6(b)(v) may also be extended upon written agreement of the Parties.

(vi)                              The right of first offer set forth in this Section 3.6(b) shall apply to any proposed product or service development or commercialization plan using the Developed Technology identified or considered by OpGen in an Additional Field.  OpGen shall provide HHT with notice, non-confidential information, and an opportunity to negotiate with OpGen,

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with respect to any independent offer or proposal made to OpGen by any third party; provided, however, that as set forth in Section 2.1  of this Agreement, during the Term OpGen shall not work with or discuss the development and commercialization of Products in the Field with any entity, organization or person other than HHT.

ARTICLE 4
INTELLECTUAL PROPERTY PROVISIONS

Section 4.1                                   License of OpGen Intellectual Property.  OpGen hereby grants to HHT, for use during the Term, a limited, non-transferable, non-exclusive, non-sublicenseable and worldwide license to the OpGen Intellectual Property solely for use in the research and development of Products in the Field and solely pursuant to this Agreement.  HHT acknowledges and agrees that nothing contained in this Agreement (i) grants to HHT any right, express or implied, except as set forth in this Agreement or (ii) shall limit or prohibit OpGen from using or licensing to others the right to use the OpGen Intellectual Property outside of this Agreement, subject to the restrictions set forth in Section 2.1 regarding the sale of Products in the Field.

Section 4.2                                   License of HHT Intellectual Property.  HHT hereby grants to OpGen, for use during the Term, a limited, non-transferable, non-exclusive, non-sublicenseable and worldwide license to the HHT Intellectual Property solely for use in the research and development of Products in the Field and solely pursuant to this Agreement.  OpGen acknowledges and agrees that nothing contained in this Agreement (i) grants to OpGen any right, express or implied, except as set forth in this Agreement or (ii) shall limit or prohibit HHT from using or licensing to others the right to use the HHT Intellectual Property outside of this Agreement, subject to the restrictions set forth in Section 2.1 regarding the sale of Products in the Field.

Section 4.3                                   Ownership.  The Parties recognize that in the performance of work under this Agreement, each Party may independently and separately, or the Parties may jointly, create or make Developed Technology with respect to the Products or processes or methods relating to any of the foregoing.  This Section 4.3 establishes the agreement of the Parties with respect to ownership of such Developed Technology.  Any and all Developed Technology shall be owned by the Parties as follows, but shall be subject, in each case, to the provisions of Section 4.4 hereof:

(a)                                 OpGen Developed Technology.  OpGen shall be the sole and exclusive owner of all Inventions where the inventorship arose from the independent and separate efforts of any employee(s) or consultant(s) of OpGen and which is not based on Confidential Information of HHT or HHT Intellectual Property.  OpGen shall also be the sole and exclusive owner of any Developed Technology (other than Inventions) independently and separately made, created, conceived and reduced to practice or developed by OpGen during the course, or as a result of, OpGen’s performance of the activities contemplated by this Agreement, and which is not based on Confidential Information of HHT or HHT Intellectual Property (together with the Inventions owned by OpGen, the “OpGen Developed Technology”).

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(b)                                 HHT Developed Technology.  HHT shall be the sole and exclusive owner of all Inventions where the inventorship arose from the independent and separate efforts of any employee(s) or consultant(s) of HHT and which is not based on Confidential Information of OpGen or OpGen Intellectual Property.  HHT shall also be the sole and exclusive owner of any Developed Technology (other than Inventions) independently and separately made, created, conceived and reduced to practice or developed by HHT during the course, or as a result of, HHT’s performance of the activities contemplated by this Agreement, and which is not based on Confidential Information of OpGen or OpGen Intellectual Property (together with the Inventions owned by HHT, the “HHT Developed Technology”).

(c)                                  Jointly-Owned Developed Technology.  OpGen and HHT shall jointly own all Inventions where the inventorship arose from the joint efforts of employee(s), consultant(s) or subcontractors of the Parties or which was developed by one Party but based on the Confidential Information or Intellectual Property of the other Party.  The Parties shall also jointly own any Developed Technology (other than Inventions) made, created, conceived and reduced to practice or developed by subcontractors of any Party or otherwise pursuant to the activities performed pursuant to this Agreement and not exclusively owned by any Party pursuant to subsection (a) or (b) above (together with the Inventions owned jointly by the Parties, the “Jointly-Owned Developed Technology”).  The Steering Committee shall approve the designation of Jointly-Owned Technology for any Developed Technology under this Agreement and shall maintain a record of such Jointly-Owned Developed Technology.  Subject to clause (d) below, the determination of the Steering Committee with respect to the designation of any Developed Technology as Jointly-Owned Developed Technology shall be binding on the Parties and their successors and assigns.

(d)                                 Determination of Inventorship.  If the Parties are unable to agree as to the inventorship of any Invention included in the Developed Technology, the Parties shall jointly retain independent patent counsel, reasonably acceptable to the Parties, to determine inventorship of such Invention.  The Parties agree to be bound by the determination of such independent patent counsel with respect to inventorship of such Invention, and to share equally (50/50) in the fees and expenses of such independent patent counsel.

Section 4.4                                   Developed Technology License Grants.  The Parties anticipate that Developed Technology will arise pursuant to the activities performed pursuant to this Agreement and shall be owned by the Parties as set forth herein.  The Parties hereby agree that the use and exploitation of any such Developed Technology by the Parties shall be as follows:

(a)                                 Cross Licenses of Developed Technology for Products in the Field.  OpGen hereby grants to HHT a limited, non-transferable, non-sublicenseable and worldwide license, co-exclusive with OpGen, to use any and all OpGen Developed Technology to practice, exploit, reproduce, distribute, perform, display, develop, make, have made, sell, offer for sale, and import Products solely in the Field.  HHT hereby grants to OpGen a limited, non-transferable, non-sublicenseable and worldwide license, co-exclusive with HHT, to use any and all HHT Developed Technology to practice, exploit, reproduce, distribute, perform, display, develop, make, have made, use, sell, offer for sale, and import Products solely in the Field.

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(b)                                 Rights to Use Developed Technology Other Than for Products in the Field.  Except as set forth in Section 4.4(a), OpGen shall have the sole right to use, practice and exploit all OpGen Developed Technology.  Except as set forth in Section 4.4(a), HHT shall have the sole right to use, practice and exploit all HHT Developed Technology.  Notwithstanding anything else in this Agreement to the contrary, each Party shall have the right to use, practice, exploit, reproduce, prepare derivative works, distribute, perform, display, develop, make, have made, sell, offer for sale, and import the Jointly-Owned Developed Technology without obligation to the other Party; provided, however, that, without the prior written consent of the other Party, no Party shall use the Jointly-Owned Developed Technology for any purpose other than in connection with the Products developed pursuant to this Agreement or such Party’s Intellectual Property, and provided, further, that any use of the Jointly-Owned Developed Technology in a cloud-based solution shall be on an HHT cloud solution.

(c)                                  Software Deliverable.  OpGen grants to HHT a limited, non-transferable, non-sublicenseable (except as set forth in Section 4.4(d)), and worldwide license, co-exclusive with OpGen, to use, practice, exploit, reproduce, distribute, perform, display, develop, make, have made, sell, offer for sale, and import the Software Deliverable in connection with Products in the Field.  OpGen shall provide HHT with the object code and documentation of the Software Deliverable as may be amended from time to time, for use in the Product development and commercialization activities contemplated under this Agreement, and OpGen shall provide all assistance necessary to customize the Software Deliverable for use on the HHT cloud solution, including, if necessary, the source code required for such customization.  OpGen shall not transfer or assign the copyright of the Software Deliverable and/or the copyright of a derivative work based on the Software Deliverable without HHT’s prior written consent, except as permitted in Section 10.7.

(d)                                 Sublicense Right.  Except for non-exclusive end user licenses required to be granted in connection with commercialization of the Products, neither Party shall grant a license under any Product, the Software Deliverable or the Jointly-Owned Developed Technology without the other Party’s prior written consent.  The Parties shall present all sublicense opportunities to the Steering Committee for approval.

Section 4.5                                   Patent Disclosure.  Each Party shall promptly disclose to the other Party in writing all Inventions or potential Developed Technology, whether patentable or not, which are:  (a) attributable to one or more employees, agents or consultants of such Party and arise during the course of performance of any activities hereunder; or (b) jointly attributable to one or more employees, agents or consultants of OpGen and one or more employees, agents or consultants of HHT and which arise during the course of performance of any activities hereunder.  All disclosures under this Section 4.5 shall be made at least sixty (60) days prior to any public disclosure of such Invention or potential Developed Technology or any required submission to government agencies in compliance with the requirements of government supported research, if applicable.

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Section 4.6                                   Patent Prosecution.

(a)                                 OpGen shall be responsible for filing, prosecuting and maintaining any applications for Patents claiming OpGen Developed Technology, and maintaining any Patents issued thereon, all at its cost and expense.  OpGen shall inform HHT of any Patent application being prepared on any of the OpGen Developed Technology, and provide a detailed description thereof.  Further, OpGen shall endeavor to provide draft applications for Patents on OpGen Developed Technology to HHT sufficiently in advance of filing for HHT to have the opportunity to comment thereon, and at least thirty (30) days prior to the contemplated filing date whenever possible.  OpGen shall provide copies of all amendments and responses to all substantive communications received from applicable patent offices relating to OpGen Developed Technology sufficiently in advance of the proposed submission date of such amendments or responses to allow HHT to comment thereon, and at least fourteen (14) days prior to the contemplated submission date thereof whenever possible.  Any reasonable requests made by HHT pertaining to such filings, amendments or responses shall be reflected in such filings, amendments and responses; provided that HHT provides such input to OpGen sufficiently in advance of such proposed submission date to permit inclusion therein.

(b)                                 If OpGen elects not to seek or maintain Patent protection for any OpGen Developed Technology at all or in any particular country, HHT may file and control the prosecution and maintenance of applications for Patents as the patent applicant with respect to such OpGen Developed Technology to the extent necessary to protect its rights under the licenses granted pursuant to Section 4.4(a).  In the event HHT elects to file or maintain such a Patent application, OpGen will grant any necessary authority to HHT to do so everywhere or in such particular country, as appropriate, and will cooperate as is reasonable, at HHT’s expense, with HHT’s prosecution and maintenance efforts.  HHT shall grant a license to OpGen of the Patent application pursuant to Section 4.4(a).

(c)                                  HHT shall be responsible for filing, prosecuting and maintaining any applications for Patents claiming HHT Developed Technology, and maintaining any Patents issued thereon, all at its cost and expense.  HHT shall inform OpGen of any applications for Patents being prepared on any of the HHT Developed Technology, and provide a detailed description thereof.  Further, HHT shall endeavor to provide draft applications for Patent on HHT Developed Technology to OpGen sufficiently in advance of filing for OpGen to have the opportunity to comment thereon, and at least thirty (30) days prior to the contemplated filing date whenever possible.  HHT shall provide copies of all amendments and responses to all substantive communications received from applicable patent offices relating to HHT Developed Technology sufficiently in advance of the proposed submission date of such amendments or responses to allow OpGen to comment thereon, and at least fourteen (14) days prior to the contemplated submission date thereof whenever possible.  Any reasonable requests made by OpGen pertaining to such filings, amendments or responses shall be reflected in such filings, amendments and responses, provided that OpGen provides such input to HHT sufficiently in advance of such proposed submission date to permit inclusion therein.

(d)                                 If HHT elects not to seek or maintain Patent protection for any HHT Developed Technology at all or in any particular country, OpGen may file and control the

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prosecution and maintenance of applications for Patent as the patent applicant with respect to such HHT Developed Technology to the extent necessary to protect its rights under the license granted pursuant to Section 4.4(a) hereof.  In the event OpGen elects to file or maintain such a Patent application, HHT will grant any necessary authority to OpGen to do so everywhere or in such particular country, as appropriate, and will cooperate as is reasonable, at OpGen’s expense, with OpGen’s prosecution and maintenance efforts.  OpGen shall grant a license to HHT of the Patent application pursuant to Section 4.4(a).

(e)                                  To the extent that OpGen or HHT has elected to file for, prosecute and maintain Patent protection for any Developed Technology and later elects to abandon such activities, such Party shall promptly notify the other Party.  The other Party shall thereafter have the right, but not the obligation, to continue to pursue such Patent protection for such Developed Technology at its own expense as the patent applicant or patentee.  The Party that abandons such Patent prosecution or maintenance will grant any necessary authority to the other Party to continue such Patent prosecution and maintenance activities in the applicable countries and will cooperate as is reasonable, at the other Party’s expense, with such other Party’s Patent protection activities.  The Party that pursues such Patent application shall grant a license to the other Party of such Patent application pursuant to Section 4.4(a).

(f)                                   The Parties shall be jointly responsible for filing, prosecuting and maintaining any applications for Patents claiming Jointly-Owned Developed Technology, and maintaining any Patents issued thereon, all at their shared (50/50) cost and expense.  The Steering Committee shall discuss and evaluate the Jointly-Owned Developed Technology and determine the advisability of filing applications for Patent in the United States and in other countries to cover such Jointly-Owned Developed Technology.  Each Party shall have the opportunity to comment on any such Patent application and amendments thereto at least thirty (30) days prior to the contemplated filing date, whenever possible.  Any reasonable requests made by any Party pertaining to such filings, amendments or responses shall be reflected in such filings, amendments and responses; provided that such commenting Party provides such input to the other Party sufficiently in advance of such proposed submission date to permit inclusion therein.

(g)                                  If the Parties do not agree with respect to seeking or maintaining Patent protection for any Jointly-Owned Developed Technology, at all or in any particular country, either of OpGen or HHT, as the case may be, may file and control the prosecution and maintenance of applications for Patents as the patent applicant or patentee with respect to such Jointly-Owned Developed Technology to the extent necessary to protect its rights under the licenses granted pursuant to Section 4.4(a) hereof.  In the event one Party elects to file or maintain such a Patent application, the other Party will grant any necessary authority to such electing Party to do so everywhere or in such particular country, as appropriate, and will cooperate as is reasonable, at such electing Party’s expense, with such electing Party’s prosecution and maintenance efforts.  The Party that pursues such Patent application shall grant a license to the other Party of such Patent application pursuant to Section 4.4(a).

Section 4.7                                   Cooperation.  Upon request, each Party shall execute and deliver to the other Party all information, descriptions, applications, assignments and other documents and

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instruments necessary or proper to carry out the provisions of this Agreement without further compensation; and the Parties shall cooperate with and assist each other or their nominees in all reasonable ways and at all reasonable times, including, but not limited to, testifying in all legal proceedings, signing all lawful papers and in general performing all lawful acts reasonable, necessary or proper, to aid the other Party in obtaining, maintaining, defending and enforcing all lawful patent, copyright, trade secret, know-how and like rights in the United States and elsewhere.

Section 4.8                                   No License.  Except as specifically set forth in this Article 4, nothing contained herein shall be construed by implication or otherwise to grant to a Party any rights to the other Party’s Developed Technology or Intellectual Property or any license under any Patent, copyright or trademark now or hereinafter in existence, except as specifically provided herein and for the limited purposes set forth herein.

Section 4.9                                   Infringement by Third Parties.

(a)                                 Notification.  If either Party becomes aware of any infringement, threatened infringement, or alleged infringement of any Intellectual Property, OpGen Developed Technology, HHT Developed Technology or Jointly-Owned Developed Technology on account of a third party’s manufacture, use or sale of a product or service, then such Party shall promptly notify the other Party in writing of any such infringement of which it becomes aware, and shall provide evidence in such Party’s possession demonstrating such infringement.

(b)                                 Product Infringement.  OpGen shall have the first right, but not the obligation, to bring, prosecute and control any appropriate suit or other action against any person or entity engaged in such infringement by its own counsel if it relates to the OpGen Intellectual Property or OpGen Developed Technology.  HHT shall have the first right, but not the obligation, to bring, prosecute and control any appropriate suit or other action against any person or entity engaged in such infringement by its own counsel if it relates to the Jointly-Owned Developed Technology, HHT Intellectual Property or HHT Developed Technology.  The primary Party responsible shall have a period of one hundred twenty (120) days after its discovery of such infringement, to elect to so enforce any applicable intellectual property rights.  In the event the primary Party does not so elect, it shall so notify the other Party in writing, and such Party shall have the right to commence a suit or take action to enforce the applicable intellectual property rights with respect to such infringement by its own counsel, and the other Party shall have the right to be represented in any such action by counsel of its own choice.  OpGen shall have the right to join any suit or other action related to the Jointly-Owned Developed Technology with counsel of its choice and at its own expense.  Each Party shall provide to the Party enforcing any such rights under this Section 4.9(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable law to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.

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(c)                                  Settlement.  Without the prior written consent of the applicable Party, no Party shall settle any claim, suit or action related to Jointly-Owned Developed Technology that such Party brought under this Section 4.9 in any manner.

(d)                                 Expenses and Recoveries.  The Party bringing a claim, suit or action under Section 4.9(b) against any person or entity engaged in infringement of the applicable intellectual property rights shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action.  If such Party recovers monetary damages from such third party in such suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation and any remaining amount shall belong to the Parties that maintained the suit or action to judgment or conclusion.

Section 4.10                            Infringement of Third Party Intellectual Property.

(a)                                 Notification of Potential Infringement.  Each Party shall notify the others in writing of any allegations it receives from a third party that the manufacture, production, use, development, sale or distribution of any Product or any technology or intellectual property licensed by a Party under this Agreement infringes the intellectual property rights of a third party.  Such notice shall be provided promptly, but in no event after more than ten (10) Business Days, following receipt of such allegations.

(b)                                 Notification of Suit.  In the event that a Party receives notice that it or any of its Affiliates have been individually named as a defendant in a legal proceeding by a third party alleging infringement of a third party’s patents or other intellectual property rights as a result of the manufacture, production, use, development, sale, offer for sale, importation, reproduction, performance, display or distribution of Products or any technology or intellectual property licensed by a Party under this Agreement, such Party shall immediately notify the other Party in writing and in no event later than ten (10) Business Days after the receipt of such notice.  Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing.  Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof. In such event, the Parties shall agree how best to mitigate or control the defense of any such legal proceeding; provided, however, that if any Party or any of its Affiliates has been individually named as a defendant in a legal proceeding relating to the alleged infringement of a third party’s patents or other intellectual property right as a result of the manufacture, production, use, development, sale offer for sale, importation, reproduction, performance, display or distribution of the Products, the other Parties shall be allowed to join in such action, at their its expense.

Section 4.11                            Trademarks.  The Steering Committee shall be responsible for selecting the trademarks to be used in connection with the sale or marketing of the Products in the Field (the “Marks”) and which Party will be responsible for the registration, maintenance and defense of such Marks. In the event that the Steering Committee is not able to agree on the foregoing, if the Mark relates to the whole genome mapping aspects of the Product, then OpGen shall be responsible for selecting, registering, maintaining and defending such Mark, and, if the Mark relates to the cloud computational aspects of the Product, then HHT shall be responsible for selecting, registering, maintaining and defending such Mark.  No Party shall, without the prior

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written consent of the other Party, use any trademarks or service marks of the other Party (including such Party’s corporate names), or marks confusingly similar thereto, in connection with such Party’s commercialization of the Products under this Agreement.

ARTICLE 5
FINANCIAL PROVISIONS

Section 5.1                                   Initial Development Payment.  HHT shall pay OpGen an amount equal to $250,000.00 upon execution of this Agreement.

Section 5.2                                   Milestone Payments.  HHT hereby agrees to pay OpGen the amounts set forth on Exhibit A after confirmation of completion and acceptance of a Project Milestone in compliance with the Development Plan (each, a “Milestone Payment”) and the procedure set forth below.  The Development Committee shall meet within twenty (20) Business Days of the delivery of a Project Milestone to determine if such Project Milestone was completed and accepted in accordance with the Development Plan.  If the Development Committee is unable to determine whether such Project Milestone has been completed within twenty (20) Business Days, the determination will be referred to the Steering Committee.  If the Steering Committee is unable to determine whether such Project Milestone has been completed within twenty (20) Business Days of referral, the Parties will follow the dispute resolution process in Section 10.1.  HHT shall pay OpGen the Milestone Payment for a Project Milestone at the end of the month following the month in which the Project Milestone is completed and accepted.

Section 5.3                                   Financial Terms.  The Parties agree to commence good faith negotiations of the financial terms between the Parties related to the commercialization and sale of the Products no later than the completion of Project Milestone II.B.  The Parties further agree to negotiate in good faith and take all reasonable action in order to enter into a definitive agreement governing the commercialization and sale of the Products prior to the achievement of the Project Milestones and acceptance of the Products pursuant to the Development Plan.  Such negotiations and the terms of any such definitive agreement will include, at a minimum, the items set forth on Exhibit C.

Section 5.4                                   Payments.  All payments made by one Party to another Party under this Agreement shall be made in United States Dollars by wire transfer (or such other reasonable means as the receiving Party may direct) to such bank account as the receiving Party may designate in writing from time to time.

Section 5.5                                   Records Retention; Audit.

(a)                                 Record Retention.  Each Party shall maintain (and shall ensure that its Affiliates shall maintain) complete and accurate books, records and accounts that fairly reflect their respective (i) costs and expenses in researching, developing, marketing and selling the Products, and (ii) Net Sales of Products, in each case in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with generally accepted accounting principles in the United States, which books, records and accounts shall be retained by each Party until the later of (1) three (3) years after the end of the period to which such books, records

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and accounts pertain, and (2) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by applicable law.

(b)                                 Audit.  HHT and OpGen shall each have the right to have an independent certified public accounting firm of nationally recognized standing, reasonably acceptable to the audited Party, have access during normal business hours, and upon reasonable prior written notice, to such of the records of the other Party (and its Affiliates) as may be reasonably necessary to verify the accuracy of such Party’s expenses and Net Sales, as applicable, for any fiscal quarter ending not more than thirty-six (36) months prior to the date of such request; provided, however, that neither HHT nor OpGen shall have the right to conduct more than one (1) such audit in any twelve (12)-month period; provided, further, however, that a Party can repeat a confirmatory audit if the first audit reveals underpayments as set forth below.  The accounting firm shall disclose to each Party whether the reports of such expenses and Net Sales, as applicable, supplied by the other Party are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to the requesting Party.  The requesting Party shall bear the cost of such audit unless the audit reveals an underpayment by (or over-billing by) the audited Party of more than five percent (5%) from the reported results, in which case the audited Party shall bear the cost of the audit.

ARTICLE 6
CONFIDENTIALITY

Section 6.1                                   Protection of Confidential Information.  Each Party agrees that it will exercise reasonable care to protect and maintain the confidentiality of any Confidential Information of another Party (the “Disclosing Party”), but in no event shall the Party receiving the Confidential Information of another Party (the “Receiving Party”) use less than the same steps it takes to protect its own proprietary and confidential information.  The Receiving Party shall only use the Confidential Information of the Disclosing Party for the purpose of performing its obligations under this Agreement.  The Receiving Party shall only disclose the Confidential Information of the Disclosing Party to its employees, officers and consultants, if necessary for any purpose contemplated by or related directly to this Agreement, provided, that any consultants that have access to any Confidential Information shall first execute a confidentiality undertaking containing provisions at least as protective as those set forth in this Agreement.  Except with respect to any Confidential Information that is considered a trade secret of the Disclosing Party, the Receiving Party shall protect and keep confidential and shall not use, publish or otherwise disclose to any third party, except as contemplated by this Agreement or with the Disclosing Party’s prior written consent, the Disclosing Party’s Confidential Information for a period of five (5) years from the date of termination or expiration of this Agreement.  Accordingly, each Party hereby agrees that, in the event or use or disclosure by the Receiving Party other than as specifically provided for in this Agreement, the Disclosing Party may be entitled to equitable relief as granted by any appropriate judicial body.  The Receiving Party shall protect and keep confidential all trade secrets of the Disclosing Party until such Confidential Information is no longer considered Confidential Information as defined herein.

Section 6.2                                   Required Disclosure.  In the event that a Receiving Party is required by applicable law or by judicial or administrative process to disclose any of the Disclosing Party’s

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Confidential Information, the Receiving Party shall (a) promptly notify the Disclosing Party of each such requirement and identify the documents so required thereby, so that the Disclosing Party may seek an appropriate protective order or other remedy and/or waive compliance by the Receiving Party with the provisions of this Agreement, and (b) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow the scope of such requirement.  If, in the absence of such a protective order or such a waiver by the Disclosing Party of the provisions of this Agreement, the Receiving Party is nonetheless required by mandatory applicable law to disclose any part of such Confidential Information, the Receiving Party may disclose such Confidential Information without liability under this Agreement, except that the Receiving Party shall (i) furnish only that portion of such Confidential Information which is legally required and (ii) use its reasonable efforts to obtain an order or other reliable assurance that confidential treatment shall be accorded to the portion of such Confidential Information so required to be disclosed.

Section 6.3                                   Return of Confidential Information.  At any time upon the request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party any of the Disclosing Party’s Confidential Information (other than Jointly-Owned Developed Technology) responsive to such request, including all copies thereof, except to the extent that retention of one copy of such Confidential Information is reasonably necessary for the Receiving Party to fulfill its obligations contemplated hereby or exercising its rights under this Agreement.  At the Disclosing Party’s written request, the Confidential Information that is otherwise required to be returned to the Disclosing Party shall be destroyed and such destruction shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party.  The return and/or destruction of such Confidential Information as provided above shall not relieve the Receiving Party of its other obligations under this Agreement.

Section 6.4                                   Publicity; Press Releases.  The Parties agree that the terms and existence of this Agreement are the Confidential Information of all of the Parties and shall not be disclosed to any third party without the prior written consent of the other Party.  No Party shall issue any press releases or similar public communication relating to this Agreement, the Products or any Information developed hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE 7
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 7.1                                   Representations and Warranties of OpGen.  OpGen hereby represents, warrants, and covenants to HHT as follows:

(a)                                 Existence and Power.  OpGen is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full corporate power and authority and legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

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(b)                                 Authority and Binding Agreement.  As of the Effective Date, (i) OpGen has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (ii) this Agreement has been duly executed and delivered on behalf of OpGen, and constitutes a legal, valid and binding obligation of OpGen that is enforceable against it in accordance with its terms.

(c)                                  No Conflict.  OpGen is not a party to and will not enter into any agreement that would materially prevent it from granting the rights granted to HHT under this Agreement or performing its obligations under this Agreement.

(d)                                 Title.  As of the Effective Date, OpGen has sufficient legal and/or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind, of the OpGen Intellectual Property to grant the licenses to HHT pursuant to this Agreement.

(e)                                  Actions.  To the best of OpGen’s knowledge after due inquiry, there are no actions, proceedings or litigation pending, threatened or anticipated in any court of law or governmental agency which would affect the validity, enforceability or ownership of any of the OpGen Intellectual Property.

(f)                                   Notice of Infringement or Misappropriation; Non-Infringement of Third Party Rights.  As of the Effective Date, OpGen has not received any written notice from any third party asserting or alleging that any research or development of any OpGen Intellectual Property prior to the Effective Date infringed or misappropriated the intellectual property rights of such third party.  As of the Effective Date, to the best of OpGen’s knowledge, the research, development, use and sale of the Products can be reasonably carried out without infringing any patents reasonably expected to be enforceable, or published patent applications reasonably expected to issue and be enforceable, in each case owned or controlled by a third party.

(g)                                  Employee Invention Agreements.  OpGen’s employees, consultants and subcontractors who are employed to do research, development or other inventive work in connection with OpGen Intellectual Property are subject to agreements providing for the assignment of all interest in such work and intellectual property to OpGen.  During the Term of this Agreement, OpGen shall cause its employees, consultants and subcontractors who are employed to do research, development or other inventive work in connection with the Collaboration to be bound by an agreement providing for the assignment of all interest in such work and resulting intellectual property to OpGen.

(h)                                 No Reverse Engineering.  OpGen shall not, during the Term or after its expiration reverse engineer, disassemble, decompile, or otherwise manipulate any HHT Technology in an attempt to derive the source code thereof.

Section 7.2                                   Representations and Warranties of HHT.  Each of HHT hereby represents, warrants, and covenants to OpGen as follows:

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(a)                                 Existence and Power.  HHT is a corporation duly organized, validly existing, and in good standing under the laws of Japan, and has full corporate power and authority and legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)                                 Authority and Binding Agreement.  As of the Effective Date, (i) HHT has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (ii) this Agreement has been duly executed and delivered on behalf of HHT, and constitutes a legal, valid and binding obligation of HHT that is enforceable against it in accordance with its terms.

(c)                                  No Conflict.  HHT is not a party to and will not enter into any agreement that would materially prevent it from granting the rights granted to OpGen under this Agreement or performing its obligations under this Agreement.

(d)                                 Title.  As of the Effective Date, HHT has sufficient legal and/or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind, of the HHT Intellectual Property to grant the licenses to OpGen pursuant to this Agreement.

(e)                                  Actions.  To the best of HHT’s knowledge after due inquiry, there are no actions, proceedings or litigation pending, threatened or anticipated in any court of law or governmental agency which would affect the validity, enforceability or ownership of any of the HHT Intellectual Property.

(f)                                   Notice of Infringement or Misappropriation; Non-Infringement of Third Party Rights.  As of the Effective Date, HHT has not received any written notice from any third party asserting or alleging that any research or development of any HHT Intellectual Property prior to the Effective Date infringed or misappropriated the intellectual property rights of such third party.  As of the Effective Date, to the best of HHT’s knowledge, the research, development, use and sale of the Products can be reasonably carried out without infringing any patents reasonably expected to be enforceable, or published patent applications reasonably expected to issue and be enforceable, in each case owned or controlled by a third party.

(g)                                  Employee Invention Agreements.  HHT’s employees, consultants and subcontractors who are employed to do research, development or other inventive work in connection with HHT Intellectual Property are subject to agreements providing for the assignment of all interest in such work and intellectual property to HHT, as applicable.  During the Term of this Agreement, HHT shall cause its employees, consultants and subcontractors who are employed to do research, development or other inventive work in connection with the Collaboration to be bound by an agreement providing for the assignment of all interest in such work and resulting intellectual property to HHT, as applicable.

(h)                                 No Reverse Engineering.  HHT shall not, during the Term or after its expiration reverse engineer, disassemble, decompile, or otherwise manipulate any OpGen

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Technology or any Software Deliverable in an attempt to derive the source code thereof (except as expressly permitted in Section 4.4(c).

Section 7.3                                   Disclaimer.  EXCEPT AS SET FORTH IN THIS ARTICLE 7 OF THIS AGREEMENT OR IN ANY EXHIBIT HERETO, NO PARTY MAKES ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  Nothing contained in this Agreement shall be construed as a warranty on the part of any Party that any results will be achieved while performing the product development activities hereunder or that the Products are or will be commercially exploitable.

Section 7.4                                   Non-Solicitation of Employees.  Each Party agrees that during the Term of this Agreement, and for a period of twelve (12) months after the termination hereof, each Party shall not, directly or indirectly, without the prior written consent of the other Party, hire or attempt to hire any employee of or applicable consultant to such other Party or solicit, induce or attempt to induce any person that is an employee of or applicable consultant to such other Party at the time of such termination, or during the ninety (90) days immediately preceding such termination, to terminate his or her employment or consulting arrangement with such other Party.  The term “applicable consultant” means an independent contractor specifically retained by a Party to assist such Party in the activities associated with this Agreement.  General advertising performed by one Party and not specifically directed at employees of or consultants to another Party shall not be deemed a violation of this Section 7.4.

Section 7.5                                   Publications.  OpGen shall have the sole right to publish any findings related to the Product development efforts with HHT’s prior written consent, which such consent shall not be unreasonably withheld or delayed.  For purposes of this Agreement, “publish” means scientific and scholarly publications, journal articles, abstracts, conference presentations and similar written materials.  HHT shall have the right to review any such publication prior to submission for publication or other first public use.  At least sixty (60) days prior to presenting or submitting for publication any such materials, OpGen shall provide HHT with a complete copy of the proposed publication.  HHT shall review any such publication and provide its comments to OpGen promptly, but in any event within thirty (30) days after receiving such publication for review.  OpGen shall comply with HHT’s request to delete HHT’s Confidential Information from any such publication.  OpGen shall not name HHT in any such publication without HHT’s prior written consent.

Section 7.6                                   Insurance.  Each Party will keep in full force and effect during the Term: (a) comprehensive general liability insurance in an amount not less than $1 million per occurrence for bodily injury and property damage, (b) workers’ compensation insurance in an amount not less than that required by applicable law, and (c) professional liability and errors and omission liability insurance covering acts, errors, omissions arising out of insured’s negligence in an amount not less than $2 million per occurrence.

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ARTICLE 8
TERM AND TERMINATION

Section 8.1                                   Term.  This Agreement shall commence as of the Effective Date and shall continue, unless earlier terminated in accordance with the provisions hereof, until December 31, 2015 (the “Term”).  The Term can be extended by mutual agreement of the Parties.

Section 8.2                                   Material Breach.  If either Party commits a material breach with respect to its performance or obligations under this Agreement, the non-breaching Party shall give the breaching Party written notice of such breach.  The breaching Party shall have thirty (30) days to cure such breach.  If such breach is not cured within such thirty (30) days, the non-breaching Party shall have the right, upon notice to the breaching Party and without prejudice to any other rights the non-breaching Party may have, to terminate this Agreement unless the breaching Party is in the process of attempting in good faith to remedy such default, in which case the non-breaching Party may extend the thirty (30) days cure period by an additional thirty (30) days by providing the breaching party with written notice thereof.

Section 8.3                                   Termination Upon Completion of a Project Milestone.  Beginning with Project Milestone I.E., following completion of each Project Milestone and payment of the corresponding Milestone Payment, each of OpGen and HHT shall have the option, in its sole discretion, to terminate this Agreement by delivering written notice thereof to the other Party within ten (10) Business Days after the receipt of such Milestone Payment if such Party determines, in its sole discretion, that the continued Collaboration is not likely to result in Products that are or will be commercially exploitable.

Section 8.4                                   Insolvency or Bankruptcy.  OpGen or HHT may, in addition to any other remedies available to it by law or in equity, terminate this Agreement by written notice to such other Party in the event the other Party shall have become insolvent (i.e., that Party is unable to pay its debts incurred in the ordinary course of business as they become due) or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver for such other Party or for all or a substantial part of its property, or any case or proceeding shall have been voluntarily initiated by, or commenced against, or other action taken by or against, such other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect.

Section 8.5                                   Termination by HHT Upon Change in Control of OpGen.  In the event: (i) that OpGen transfers and assigns this Agreement to a third party in a merger, consolidation, reorganization, or sale of assets; (ii) there is a transfer in the beneficial ownership of OpGen’s outstanding voting securities representing fifty percent (50%) or more of the combined voting power of OpGen (in a single transaction or series of transactions) to a third party not previously a shareholder of OpGen prior to such transaction(s); or (iii) of any other change in control transaction (a “Change in Control Transaction”), HHT shall have the right, in its discretion, for no more than thirty (30) days following the consummation of such Change in Control Transaction, to terminate this Agreement with immediate effect upon written notice to OpGen.

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OpGen shall provide written notice to HHT promptly upon the closing of any Change in Control Transaction.

Section 8.6                                   Effect of Termination.  Termination or expiration of this Agreement for any reason shall not release any Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination.  Except as otherwise set forth in this Agreement, upon termination of this Agreement, all obligations of the Parties under this Agreement shall immediately cease and be of no further force and effect.

Section 8.7                                   Rights to HHT Upon Certain Termination Events.  In case of termination of this Agreement by OpGen pursuant to Section 8.3 or by HHT pursuant to Section 8.2, Section 8.4 or Section 8.5, HHT shall automatically, without the need for any further action by OpGen, acquire:  (a) an exclusive, perpetual, royalty-free, worldwide right and license to the Jointly-Owned Developed Technology; (b) a non-exclusive, perpetual, royalty-free, worldwide right and license to all OpGen Developed Technology; (c) the release of the object code, source code and programming documentation of the Software Deliverables held in escrow under the Escrow Agreement; and (d) the right to negotiate a non-exclusive, royalty-bearing right and license to OpGen Technology necessary to exploit, use and develop the Jointly-Owned Developed Technology and the OpGen Technology.  Any royalty required under clause (d) shall be commercially reasonable for the Intellectual Property licensed, and OpGen shall use its commercially reasonable efforts to assist HHT in the finalization of any such license.

Section 8.8                                   Survival.  Notwithstanding anything else to the contrary in this Agreement, Article 4 (Intellectual Property Provisions), Article 6 (Confidentiality), Article 7 (Representations, Warranties and Covenants), Article 9 (Indemnification) and Article 10 (Miscellaneous), and Section 2.2 (Steering Committee), Section 5.5 (Records Retention; Audit), Section 8.6 (Effect of Termination), Section 8.7 (Rights to HHT Upon Certain Termination Events), and this Section 8.8 shall survive the termination or expiration of this Agreement for any period set forth therein, or if none, perpetually.

ARTICLE 9
INDEMNIFICATION

Section 9.1                                   Limitation of Liability.  No Party shall be liable to the other for indirect, incidental, punitive, special, exemplary or consequential damages arising out of any of the terms and conditions of this Agreement or with respect to their performance or lack thereof.

Section 9.2                                   Indemnification by OpGen.  OpGen shall defend, indemnify, and hold HHT, its Affiliates, and their respective officers, directors, employees, and agents (the “HHT Indemnitees”) harmless from and against any and all damages or other amounts payable to a third party claimant (including reasonable attorneys’ fees and costs of litigation) all to the extent resulting from claims, suits, proceedings or causes of action brought by such third party against such HHT Indemnitee based on or alleging: (a) a material breach of any of OpGen’s representations, warranties, or obligations under this Agreement; and (b) the willful misconduct or grossly negligent acts of OpGen or its employees in connection with the conduct of the

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activities under this Agreement.  The foregoing indemnity obligation shall not apply if the HHT Indemnitees materially fail to comply with the indemnification procedures set forth in Section 9.4, or to the extent that such claim is based on or alleges: (i) a material breach of any of HHT’s representations, warranties, or obligations under the Agreement; or (ii) the willful misconduct or grossly negligent acts of HHT or its employees.

Section 9.3                                   Indemnification by HHT.  HHT shall defend, indemnify, and hold OpGen, its Affiliates, and their respective officers, directors, employees, and agents (the “OpGen Indemnitees”) harmless from and against any and all damages or other amounts payable to a third party claimant (including reasonable attorneys’ fees and costs of litigation) all to the extent resulting from claims, suits, proceedings or causes of action brought by such third party against such OpGen Indemnitee based on or alleging: (a) a material breach of any of HHT’s representations, warranties, or obligations under this Agreement; and (b) the willful misconduct or grossly negligent acts of HHT or its employees in connection with the conduct of the activities under this Agreement.  The foregoing indemnity obligation shall not apply if the OpGen Indemnitees materially fail to comply with the indemnification procedures set forth in Section 9.4, or to the extent that such Claim is based on or alleges: (i) a material breach of any of OpGen’s representations, warranties, or obligations under the Agreement; or (ii) the willful misconduct or grossly negligent acts of OpGen or its employees.

Section 9.4                                   Indemnification Procedures.  The Party claiming indemnity under this Article 9 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (a “Claim”).  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense which shall not be subject to indemnification; provided, however, that the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.  The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 9.

ARTICLE 10
MISCELLANEOUS

Section 10.1                            Dispute Resolution.  The Parties agree that the following dispute resolution process shall be the only authorized forum for the resolution of disputes between the Parties arising under this Agreement.  Except with respect to Section 4.3(d), any dispute,

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controversy or claim arising out of or related to this Agreement, including the interpretation, execution, breach or termination hereof, or related to the activities of the Parties hereunder shall be brought to the attention of the Steering Committee, which shall attempt in good faith to achieve a resolution.  OpGen or HHT may convene a special meeting of the Steering Committee for the purpose of resolving disputes.  If the Steering Committee is unable to resolve any dispute within twenty (20) Business Days after the first presentation of such dispute to the Steering Committee, or if the dispute originated in the Steering Committee, such dispute shall be referred to the Chief Executive Officers of each of the Parties (or their respective designees) who shall use their good faith efforts to mutually agree upon the proper course of action to resolve the dispute.  If any dispute is not resolved by the Chief Executive Officers of the Parties (or their designees) within twenty (20) Business Days after such dispute is referred to them, the exclusive forum for the resolution of the dispute shall be arbitration as follows: at the request of one of the Parties, the dispute will be submitted to binding arbitration administered by the International Chamber of Commerce by one or more arbitrators appointed in accordance with the ICC Rules of Arbitration then in effect.  If the request for arbitration is made by OpGen, then the arbitration will occur in Tokyo, Japan.  If the request for arbitration is made by HHT, then the arbitration will occur in Washington, D.C., USA.  The arbitrator’s award will be final and binding on the Parties.  While the dispute resolution process is in effect with respect to any issue(s), the Parties shall continue to perform all activities of the Collaboration unrelated to the issue(s) in dispute, unless otherwise determined by the Steering Committee.  In any such proceeding between the Parties, the prevailing party shall be entitled to reimbursement of its attorneys’ fees and arbitration costs.

Section 10.2                            Governing Law; Binding Effect.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regards to its conflicts of law principles.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their successors and permitted transferees and assigns.

Section 10.3                            Entire Agreement.  This Agreement sets forth the complete, final and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect thereto.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein.

Section 10.4                            Amendment.  No subsequent amendment, modification or change to this Agreement shall be binding upon the Parties unless set forth in a written agreement executed by each of the Parties.

Section 10.5                            Force Majeure.  Each of the Parties shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by an act of force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, “force majeure” shall mean conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers,

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destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

Section 10.6                            Notice.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 10.6, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable overnight or express mail delivery service or (b) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient.

If to OpGen:

OpGen, Inc.

708 Quince Orchard Road

Gaithersburg, Maryland 20878

Attention:

Facsimile:

E-mail:

with a copy to:

Ballard Spahr LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Attention:  Mary J. Mullany

Facsimile:  (215) 864-8999

E-mail:  mullany@ballardspahr.com

If to HHT:

c/o Hitachi High Technologies America, Inc.

1065 East Hillsdale Boulevard, Suite 225

Foster City, California 94404

Attention: Director, Life Science Division

E-mail:

with a copy to

Andrew S. Gelb

Senior Vice President & General Counsel

Hitachi High Technologies America, Inc.

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5960 Inglewood Drive, Suite 200

Pleasanton, California 94588

Section 10.7                            Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party’s consent to Affiliates, and either Party may, without the other Party’s consent, assign and/or transfer this Agreement to a third party that is successor in interest to its business pursuant to a merger, consolidation, sale of substantially all of its assets or other change in control transaction, provided, that, such Party provides prior written notice to the other Party.  Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof).  Any assignment or attempted assignment by any Party in violation of the terms of this Section 10.7 shall be of no legal effect.

Section 10.8                            Construction; Headings.  This Agreement has been prepared jointly and shall not be strictly construed against any Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The heading of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article.

Section 10.9                            Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

Section 10.10                     No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

Section 10.11                     Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit any other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

Section 10.12                     Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

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Section 10.13                     Counterparts; Electronic Signature.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14                     Section 365(n).  The Intellectual Property licensed under this Agreement is covered by Section 365(n) of the U.S. Bankruptcy Code.  Upon a Party’s filing for bankruptcy under the U.S. Bankruptcy Code, the non-filing Party may elect to retain its rights to the licensed Intellectual Property.

[Signature page follows]

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

OPGEN, INC.

By:	/s/ C. Douglas White
Name:	C. Douglas White
Title:	President

HITACHI HIGH-TECHNOLOGIES CORPORATION

By:	/s/ Takashi Matsuzaka
Name:	Takashi Matsuzaka
Title:	Senior Vice President and Executive Officer, CTO

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EXHIBIT A
Project Milestones

Technology Development Milestones	Milestone Payment
Phase I: Analytical Pipeline Development
Milestone I. A: [* * *]	$	[* * *]
Milestone I. B: [* * *]	$	[* * *]
Milestone I. C: [* * *]	$	[* * *]
Milestone I. D: [* * *]	$	[* * *]
Milestone I. E: [* * *]	$	[* * *]
Milestone I. F: [* * *]	$	[* * *]
Milestone I. G: [* * *]	$	[* * *]
Milestone I. H: [* * *]	$	[* * *]
Phase II: Graphing/Computational Frameworks*
Milestone II. A: [* * *]	$	[* * *]
Milestone II. B: [* * *]	$	[* * *]
Phase III: Human Chromosome Mapping Applications Development
Milestone III. A: [* * *]	$	[* * *]
Milestone III. B: [* * *]	$	[* * *]
Milestone III. C: [* * *]	$	[* * *]
Milestone III. D: [* * *]	$	[* * *]
Milestone III. E: [* * *]	$	[* * *]

*                                         Phase II milestones may require in-kind algorithm development support from HHT or a third party service provider.  If a third party service provider is required to provide such algorithm development support, additional costs of up to $[* * *] are estimated for OpGen’s completion of the Phase II Project Milestones.  Accordingly, in such event, the corresponding Milestone Payments shall be increased by the additional costs incurred by OpGen after approval by the Development Committee.

A-1

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EXHIBIT B

Development Plan

To be attached hereto and incorporated herein pursuant to Section 2.3(d).

B-1

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EXHIBIT C

Terms Applicable to Commercialization

The following terms will apply to sales of Products developed under this Agreement:

•                                          Each Party can engage in sales and marketing of the Products to its customers or potential customers.  The Steering Committee will approve any shared commercialization expenses prior to any initial commercialization efforts.

•                                          All Products offered in a cloud-based solution shall be offered solely on an HHT cloud solution.

•                                          If HHT makes sales to customers, its quoted price will include [* * *].

•                                          If OpGen makes sales to customers, its quoted price will include [* * *].

•                                          If HHT makes sales to customers and provides both the WGM and the cloud solution access, [* * *].

•                                          If HHT makes sales to customers and such customers are provided access to the produced data via the HHT cloud solution to perform genomic analysis, [* * *].

•                                          The Parties will enter into the necessary supply and subcontracting agreements as necessary to provide for the conduct, and compensation, of the services ordered by customers.

•                                          Each Party will grant to the other Party all rights and licenses to that Party’s Intellectual Property that are necessary for the commercialization and sale of the Products, with appropriate safeguards to allow such other Party to continue with a commercial agreement in the event of default or indebtedness of the Party.

The financial terms applicable to sales of Products developed under this Agreement will include, at a minimum, the following:

•                                          Identified [* * *] that will be shared by the Parties.

•                                          The payment by HHT to OpGen [* * *].

•                                          The payment by HHT to OpGen of [* * *]

•                                          [* * *].

•                                          A process for reconciling and adjusting any payments made between the Parties.

•                                          All amounts to be paid by HHT to OpGen pursuant to the foregoing shall be paid within thirty (30) days after the end of each calendar quarter.  Any such payment

C-1

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will be accompanied by a report summarizing the customers, the Products sold, the gross sales price and Net Sales calculation, and any other information agreed to by the Steering Committee.

•                                          “Net Sales” will mean, with respect to any Product, the gross amount invoiced by the selling Party or Affiliate for such product or service to unrelated third parties, less, without duplication:  (i) trade, quantity and cash discounts allowed; (ii) commissions (excluding commissions paid to sales representatives), discounts, refunds, rebates, wholesaler inventory management fees, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price; (iii) any tax imposed on the production, sale, delivery or use of the Product, including, without limitation sales, use, excise, including medical device excise tax, or value added taxes, but specifically excluding income taxes; (iv) allowance for distribution expenses (which shall not exceed 1% of the gross amount invoiced), and (v) any other similar and customary deductions.

C-2